Exhibit 16.1

KPMG LLP Mission Towers I Suite 100 3975 Freedom Circle Drive Santa Clara, CA 95054

August 22, 2014

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Saleen Holdings, Inc., now known as SMART Global Holdings, Inc., and, under the date of December 20, 2013, we reported on the consolidated financial statements of Saleen Holdings, Inc. as of and for the years ended August 30, 2013 and August 31, 2012, respectively. On May 14, 2014, we were dismissed. We have read SMART Global Holdings, Inc.’s statements included under the heading “Change in Accountants” included in SMART Global Holdings, Inc.’s registration statement on Form S-1 dated August 22, 2014, and we agree with such statements, except for the following statement about which we cannot agree or disagree since we have no basis for such a conclusion: “During the fiscal years ended August 31, 2012 and August 30, 2013 and through May 14, 2014, we have not consulted with Deloitte & Touche LLP regarding any of the matters described in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.”.

Very truly yours,

/s/ KPMG LLP

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.